                                                                       Ex.99.A11

Effective December, 2006

                              PDR SERVICES LLC and

                              SPDR TRUST, SERIES 1

                           MIDCAP SPDR TRUST, SERIES 1

                            DIAMONDS TRUST, SERIES 1

                                 CODE OF CONDUCT

     This Code of Conduct ("Code") is the code of ethics required under Rule
17j-1 of the Investment Company Act of 1940 ("1940 Act") for SPDR Trust, Series
1, Midcap SPDR Trust, Series 1, and DIAMONDS Trust, Series 1 (collectively,
"Trusts") and their Sponsor, PDR Services LLC Rule 17j-1 requires investment companies and certain of their affiliates to establish codes of ethics minimum standards of conduct for their employees in connection with the employees'
personal securities transactions.

     The Trusts do not have any employees. All actions necessary for the day-to-day operation of the Trusts are handled through their Trustees, and through the Trusts' distributor, ALPS Distributors, Inc. ("Distributor"). The
Trustee and Distributor are not affiliated with the Trusts or the Sponsor.
Further, the Sponsor has no direct involvement with the creation, purchase or redemption of the Trusts' units of beneficial interest. Orders for purchases and redemptions are initiated only by independent various market participants through "in kind" deposit and receipt of the Trusts' underlying securities, and the process for such orders is completely separate from the Sponsor.

     The Sponsor shares its employees with its affiliate, the American Stock
Exchange LLC ("Amex") and as such is subject to the American Stock Exchange LLC
Code of Conduct ("Amex Code"). The Amex Code imposes strict requirements on all
Amex employees, including those of the Sponsor, with respect to their conduct and personal securities' transactions, including any transactions in the same securities held by the Trusts. Trading restrictions and reporting requirements are imposed on all employees, investments in initial public offerings are prohibited, and employees must annually certify their compliance with the Amex
Code. The Amex Code's provisions adequately protect the interest of the Trust's unitholders as required under Rule 17j-1 and the 1940 Act, and accordingly, the
Amex Code is incorporated within this Code and attached hereto.

                                                         AMERICAN STOCK EXCHANGE

                                                                 CODE OF CONDUCT

 DECEMBER 2006

                        I. INTRODUCTION AND APPLICABILITY

Amex(R) is a self-regulatory organization that operates a securities market. We expect Amex members, member organizations and their associated persons and employees (collectively "members") to adhere to a code of ethics, conduct and applicable rules in order to bring about a high level of investor confidence in the securities industry. When Amex members fail to follow ethical and other applicable standards and violate industry rules, we take appropriate disciplinary action.

The Amex is a private institution. However, given our role as a self-regulatory organization, we serve a significant public interest in the capital formation and risk transfer processes and, consequently, are highly regulated. Our employees, officers, governors and committee members (collectively, "Amex
Associated Persons") must conduct themselves in a manner that commands the respect and confidence of both the securities industry and the public. Amex
Associated Persons cannot merely refrain from improper activity; they must also be careful to avoid situations that could create even an appearance of impropriety. To help ensure that our integrity, credibility, and reputation for fair dealing are not compromised, the Board of Governors has adopted this Code of Conduct to provide guidance to Amex Associated Persons and to set standards for appropriate conduct.

The Code of Conduct describes ethical standards to be observed by all Amex
Associated Persons. Although many areas of activity are treated specifically, the Code of Conduct does not, and indeed cannot, cover all of the possible or probable situations that may arise. A short rule that can be applied when dealing with any questionable situation is: "WHEN IN DOUBT, DON'T." When Amex
Associated Persons are confronted with a situation that is not addressed specifically in the Code of Conduct, the Amex Code of Conduct Administrator in
the Office of General Counsel should be contacted to determine what effect the
Code of Conduct may have on the situation.

The Code of Conduct applies to all Amex Associated Persons and to the employees, officers, governors and/or directors and committee members of Amex's subsidiary or affiliated companies. Amex Associated Persons must comply with the provisions of the Code of Conduct.

The Code of Conduct imposes on Amex Associated Persons standards that supplement applicable legal requirements including, for example, federal and state laws governing such areas as securities, copyright and antitrust. In addition, some
Amex Associated Persons are required to comply with the ethical codes applicable to their professions (e.g., accountants, attorneys).

The Code of Conduct supersedes all previous guidelines and policies that may have been issued by Amex in the past, and any documents that may have been issued by various departments to support or interpret such guidelines or policies. Department-level management is prohibited from issuing any documents to support, supplement, or interpret the Code of Conduct.

The text of the Code of Conduct is written in the masculine gender to facilitate reading and understanding. Any reference to "he," "him," or "his" shall also mean "she," "her," or "hers," as appropriate. All references herein to Amex include Amex and all current and future subsidiaryor affiliated companies. All references herein to "Amex Associated Persons" encompass all full-time and temporary employees, officers, governors and/or directors and committee members, including those of Amex's subsidiary and affiliated companies.

A complete list of definitions used in the Code of Conduct appears in Section
XIV.

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                     II. COMPLIANCE WITH THE CODE OF CONDUCT

All Amex Associated Persons must become familiar with, and abide by, the Code of
Conduct and the interpretations and procedures issued thereunder. Failure to comply with one or more of the provisions in the Code of Conduct may result in disciplinary action against the Amex Associated Person, up to and including immediate termination of employment or service. Disciplinary actions taken for violations of the Code of Conduct are not subject to corrective counseling.

When hired or elected, each Amex Associated Person must certify, as a condition of employment or service, that he has received, read, understands, and agrees to comply with the Code of Conduct. Once every year, each Amex Associated Person must certify, as a condition of continued employment or service, that he has complied with the Code of Conduct since the date of his previous certification, and that he understands and agrees to continue complying with the Code of
Conduct until the date of his next certification. Failure to provide a timely initial or annual certification constitutes a violation of the Code of Conduct and can result in disciplinary action.

Certification is performed as specified in the "Amex Code of Conduct General
Procedures."

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                              III. WAIVER REQUESTS

Any waiver of this Code of Conduct for executive officers and Governors must be granted only by the Board of Governors of the Amex.

Any waiver of this Code for any other Amex Associated Persons will be granted by the General Counsel, Senior Vice President for Human Resources and the Amex
Associated Person's supervisor (or next higher level officer).

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                 IV. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

GENERAL

Obeying the law, both in letter and in spirit, and behaving in a manner consistent with the values of the Amex are critical to its reputation and continued success. All Amex Associated Persons are expected to conduct all business and affairs in full compliance with applicable laws, rules and regulations, and shall encourage and promote such behavior for themselves and other Amex Associated Persons.

The Code of Conduct imposes on Amex Associated Persons standards that supplement applicable legal requirements including, for example, federal and state laws governing such areas as securities, copyright and antitrust. In addition, some
Amex Associated Persons are required to comply with ethical codes applicable to their professions (e.g., accountants and attorneys).

FEDERAL SECURITIES LAWS

The Amex must comply, and enforce compliance by its members and Amex Associated
Persons, with the Exchange Act of 1934, and the rules and regulations promulgated thereunder (the "Exchange Act").

ANTITRUST LAWS

Amex believes that vigorous competition is in the best interest of Amex, Amex
Associated Persons and the public. The antitrust laws were conceived and enacted to help preserve private enterprise capitalism in America by promoting fair and healthy competition. It is the firm policy of Amex to comply fully with the spirit and letter of these laws.

Essentially, the antitrust laws prohibit activities which constitute unreasonable restraint of trade, unfair trade practices and other anti-competitive practices which restrict or lessen competition, including:

o  Creation of, or attempts to create, a monopoly;

o  Agreements among competitors to increase, decrease or stabilize prices; to divide territories or markets; to allocate customers; to limit the quality of products; or to limit production; and

o  Price discrimination and other predatory trade practices.

Any failure to comply with the antitrust laws can have grave consequences not only for the Amex but for any Amex Associated Person who may be involved in a violation. Any Amex Associated Person having any question concerning compliance with the antitrust laws may contact the Amex Office of General Counsel either directly, or through the Amex Associated Person's Department Director (or next higher level officer).

                            V. CONFLICTS OF INTEREST

A. GENERAL PROVISION

All Amex Associated Persons should act in the best interests of Amex and refrain from any conduct that would be detrimental to the interests or the reputation of
Amex. Amex Associated Persons should ensure they do not act on behalf of Amex in situations where there exists a personal, financial, or other conflict of interest. The following guidance is provided to assist Amex Associated Persons in achieving this end.

B. DISCLOSURE OF ACTUAL AND POTENTIAL CONFLICTS

1. Amex Associated Persons must avoid acting in a manner that may be interpreted by others as having been influenced by personal relationships or for personal gain, and must avoid situations that appear improper or diminish Amex's reputation. To help ensure these situations are avoided, every Amex Associated
Person must disclose in writing to his Department Director (or next higher level officer) all situations and relationships that could be perceived as raising an actual or potential conflict of interest.

2. If the Department Director (or next higher level officer) determines that an actual conflict of interest exists, the Amex Associated Person cannot be assigned to work on Amex matters involving the person or entity with which the
Amex Associated Person has the conflict. If the Department Director (or next higher level officer) determines that a potential conflict of interest exists, the Amex Associated Person may not be involved in any matter related to the area of potential conflict without prior written approval from his Executive Vice
President or highest ranking officer in his department.

3. An Amex Associated Person who personally becomes the subject of an inquiry, investigation, legal proceeding, or any other matter that may affect Amex's interests must immediately disclose this fact to his Department Director (or next higher level officer). For purposes of the Code of Conduct, Amex is presumed to be affected by any occurrence that would require disclosure on a
Form U-4 or U-5, if an Amex Associated Person were employed by a broker/dealer.

Detailed procedures for reporting and addressing actual and potential conflicts of interest are contained in the "Amex Code of Conduct General Procedures." In
addition, examples of conflicts of interest are discussed in the "Amex Code of
Conduct Interpretations."

C.  SPECIFIC PROHIBITIONS

Amex Associated Persons are specifically prohibited from:

1.   Engaging in any unlawful or dishonest acts in an attempt to promote the interests of Amex.

2.   Engaging in any unlawful, dishonest or other conduct prejudicial to the interests of Amex.

3. Engaging directly or indirectly in any personal business transaction or private arrangement that accrues from or is based on

         a. The Amex Associated Person's position or authority with Amex; or

         b. Confidential or other information that is not generally available to the public or that the Amex Associated Person gains by reason of his position or authority with Amex.

4. Acting in any manner in respect to the business of Amex, whether or not specifically prohibited, that might result in:

         a. Impeding the expeditious processing of Amex actions;

         b. Losing independence, impartiality, or objectivity;

         c. Affecting adversely the confidence of members of the public in the integrity or credibility of Amex or its procedures and actions; or

         d. Evasion of Amex accounting policies or controls.

5. Absent prior written disclosure and approval from his Executive Vice
President (or highest ranking officer in his department), an Amex Associated
Person also is prohibited from:

         a. Acting in any Amex matter with anyone with whom the Amex Associated
            Person has a current or past personal, business, or financial interest. This includes but is not limited to anyone who is a prospective or current issuer, vendor, Amex member, arbitrator, or subscriber.

         b. Engaging directly or indirectly in any personal, business, or financial transaction with an Amex member, including any such transaction that may have been initiated prior to starting employment with Amex. This prohibition does not apply to securities transactions effected with an Amex member in the normal course of business and reported as required by Section IX of the Code of
            Conduct.

D. ADDITIONAL POTENTIAL CONFLICTS

The potential for a conflict of interest, if not an actual conflict of interest, will be presumed to exist whenever a member of an Amex Associated Person's immediate family:

1. Is employed by a broker/dealer, any exchange other than that which employs the Amex Associated Person, alternative trading system, electronic communications network, registered futures association not operated by Amex, regulatory client of Amex, mutual fund, or investment adviser.

2. Is employed by a bank or insurance company in a capacity related to the securities industry.

3. Is employed in a capacity directly or indirectly related to the issuance, sale, or

purchase of securities by an Amex member.

4. Is an owner, co-owner, officer, partner, or director of any entity which, to the best of the Amex Associated Person's knowledge, is seeking to sell goods or services to Amex.

5. Has (or within the past three years has had) a professional, personal, or financial relationship to any matter to which the Amex Associated Person is to be assigned or otherwise may be asked to work.

E. RELATIONSHIPS WITH THE SECURITIES AND EXCHANGE COMMISSION

Amex Associated Persons should be aware that the regulations governing employees of the Securities and Exchange Commission ("SEC") restrict their relationships with Amex Associated Persons. Amex Associated Persons should take care to ensure that their relationships with employees of the SEC comply with such regulations.
Employees of the SEC are prohibited from soliciting or receiving gifts which have more than an incidental value from any entity which they regulate, including the Amex and its member firms. Specifically, SEC employees generally may not accept gifts from Amex Associated Persons, with a few exceptions, including: (1) food or refreshments offered at a meeting; (2) gifts given as a result of personal relationships; (3) advertising materials of incidental value;
and (4) meals given as part of an educational program. Thus, Amex Associated
Persons should be careful when dealing with SEC employees to honor such prohibitions. Nothing in this Code of Conduct shall prohibit any association or gifts by or from Amex Associated Persons and SEC employees arising out of familial relationships.

F.  FUTURE EMPLOYMENT

The Amex realizes that during an individual's service as an Amex Associated
Person, the Amex Associated Person may at times be considering a change in employment status. Such employment discussions may involve regulated entities or current or prospective vendors to the Amex. The Amex does not prohibit such discussions or pursuits. However, during any period of time when an Amex
Associated Person is considering or discussing employment opportunities with a regulated entity or vendor, that Amex Associated Person should consider himself or herself to be affiliated with that entity and thus should recuse himself or herself from acting in any Amex matter which involves that entity specifically, and should reveal his or her affiliation before acting in any manner that could influence any discussion or vote on a rule-making decision affecting such entity.

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                           VI. INFORMATION DISCLOSURE

A.  GENERAL PROVISIONS

The nature of our business often causes Amex Associated Persons to receive or have access to confidential, sensitive, or non-public information. Amex
Associated Persons must act to preserve the security and confidentiality of such information. Amex Associated Persons must exercise special care if they need to discuss confidential or sensitive information with another Amex Associated
Person in a public place, such as a restaurant, elevator, or airplane, to ensure such information is not inadvertently overheard by others.

B.  SPECIFIC PROHIBITIONS

Amex Associated Persons are specifically prohibited from:

1. Disclosing to, or discussing with, any unauthorized person any information not generally available to the public (unless prior approval is obtained from his Executive Vice President or highest ranking officer in his department). This prohibition does not apply to information disclosed or discussed by Amex
Associated Persons in fulfilling responsibilities or duties that are within their job description. Some examples of non-public information include, but are not limited to:

         a. Amex's strategic plans or initiatives;

         b. advertising or marketing plans and strategies;

         c. technological information regarding Amex systems or technology strategies;

         d. information provided by a broker/dealer regarding its financial position, business, or trading strategies;

         e. information related to regulatory investigations in progress;

         f. questions, or answers to questions, contained in securities licensing tests; or

         g. non-public information concerning other corporate strategies, examinations, disciplinary actions, arbitration proceedings, settlements of lawsuits or administrative proceedings, economic data, personnel information, or other information regarding issuers,
            Amex members, Amex Associated Persons, or arbitrators.

2. Responding to inquiries received from the news media. Any inquiries received must be referred immediately to the Corporate Communications Department or the
designated spokesperson. 3.  Transmitting confidential or sensitive information to other Amex Associated Persons other than to fulfill the business needs of
Amex. Amex Associated Persons are expected to comply with all corporate policies relating to the handling of confidential or sensitive information (e.g.,
Information Security Policy and Information Technology Acceptable Use Policy).
An Amex Associated Person who receives a request for information by persons who would appear to have no need for such information in the daily performance of their jobs shall immediately report the request to the Amex Associated Person's
Department Director (or next higher level officer).

                             VII. LEGAL PROCEEDINGS

Responses to requests for information or testimony in legal proceedings must be coordinated with the Amex Office of General Counsel. In this regard:

1. All matters involving potential litigation must be referred to and discussed with the Amex Office of General Counsel, and counsel for the affected Amex operating division(s), at the earliest opportunity.

2. Any Amex Associated Person who is served with a subpoena, complaint, or other legal pleading that relates to his employment with, or service to, Amex or involves an Amex member, regulated firm, or issuer must immediately notify his
Department Director (or next higher level officer) and the Office of General
Counsel. The Amex Associated Person should then await instructions concerning compliance with the subpoena or pleading from the Amex Office of General
Counsel.

3. No Amex Associated Person shall testify in any proceeding in respect to securities or any matter related to Amex without prior approval of the Amex
Office of General Counsel and notification to his Executive Vice President or highest ranking officer in his department. This provision does not apply to proceedings initiated by Amex (e.g., disciplinary hearings).

4. No Amex Associated Person shall act as a witness, expert, consultant, or adjudicator in any Amex-sponsored arbitration, mediation, early neutral evaluation, hearing, or other proceeding, on behalf of any party other than Amex
(except Hearing Officers, when carrying out their responsibilities relating to disciplinary proceedings under the applicable Amex rules).

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                     VIII. OUTSIDE EMPLOYMENT AND ACTIVITIES

A.  GENERAL PROVISION

Employees may not engage in any outside employment or other activity that would create an actual or apparent conflict of interest with their concurrent Amex employment.

B.  SPECIFIC PROHIBITIONS

Employees are specifically prohibited from engaging in any outside employment or activity that would entail:

1. Maintaining any securities or commodities licensing registrations.

2. Performing any work for any broker/dealer, person or entity registered under the Commodity Exchange Act, exchange, alternative trading system, electronic communications network, contract market, registered futures association, regulatory client of Amex, mutual fund, or investment adviser.

3. Performing any securities-related work for any bank or insurance company.

4. Performing any activity regarding securities matters involving any issuer or subscriber.

5. Performing any non-Amex work for, or providing non-Amex professional services to, anyone who participates in the employee's performance evaluations.

6. Using company stationery, logos, addresses, or telephone numbers in any manner that could be construed as indicating an outside activity is being performed on behalf of, or is sanctioned by, Amex.

7. Using Amex office facilities for conducting outside employment or other non-work-related activities.

8. Conducting any securities-related teaching, lecturing, or writing activities
(other than those that may be part of an employee's designated job responsibilities), unless all of the following conditions are met:

         a. the employee requests and receives prior written approval from his
            Executive Vice President or highest ranking officer in his department;

         b. the activity does not involve an organization that provides training designed to facilitate passing securities licensing requirements;

         c. the employee clearly discloses that the views expressed are his own and not the views of Amex;

         d. compensation is not accepted from an Amex member; and

         e. any activity for which compensation is to be received is performed by the employee during personal time (e.g. vacation, leave without pay, after business hours).

  C. SERVICE AS OFFICER OR DIRECTOR OF A PUBLICLY TRADED COMPANY; HOLDING PUBLIC
OFFICE

1. Except as provided in Section VIII.C.2, below, an employee may not serve as an officer or director of any publicly traded company without the prior written approval of the Amex Chief Executive Officer or his delegee (procedures for seeking approval are described in the Code of Conduct General Procedures). The decision of the Amex Chief Executive Officer (or his delegee) on the request will be final and will be reported to the Audit Committee.

2. An employee who is also a member of the Amex Board may not serve as an officer or director of any publicly traded company without the prior written approval of the Amex Corporate Governance Committee. The decision of the
Corporate Governance Committee will be final and will be reported to the Audit
Committee.

3. If an employee wishes to serve as an officer or director of a company that is not publicly traded, the matter is handled in conformity with Subsection D
("Advance Notification of Outside Employment"), below.

4. An employee cannot hold elected or appointed public office without the prior written approval of the Amex Associated Person's Executive Vice President
(procedures for seeking approval are described in the Code of Conduct General
Procedures). The decision of the Executive Vice President or highest ranking officer in his department on the request will be final.

D. ADVANCE NOTIFICATION OF OUTSIDE EMPLOYMENT AND ACTIVITIES

1. For any outside employment or activity not prohibited by Section VIII.B or governed by Section VIII.C, an employee must provide advance written notification to his Department Director (or next higher level officer)
describing the nature of any planned outside employment or activity, including any compensation expected to be received. Proposed outside employment or activities disclosed pursuant to this subsection will be deemed permissible unless the Department Director (or next higher level officer) determines that the proposed employment or activity will create a conflict of interest and provides the employee with written notification of this determination.

2. If the nature of an employee's previously disclosed outside employment or activity changes, the employee is required to give written notice of this fact to his Department Director (or next higher level officer).

3. Exempt from the above notification provision are:

         a. professional services (e.g., preparation of a will or a tax return)
            provided for no fee to family members, friends, or charitable or civic organizations; and

         b. other services provided to charitable or civic organizations for which an employee will not be compensated (e.g., selling Girl Scout cookies; serving as President of a homeowners' association).

               IX. SECURITY ACCOUNTS, POSITIONS, AND TRANSACTIONS

A.  Relevant Definitions

Security account means any account maintained with a broker/dealer or commodity futures merchant.

Security position means any debt or equity security, option, and other derivative product.

Security transaction means: 1) any transaction in a security account; or 2) the creation, modification, or termination of a security position.

B.  GENERAL PROVISIONS

As a self-regulatory organization and market operator, the interests of Amex require that employees' investment activities be free from any appearance of having been based on nonpublic or other information gained through employment with Amex. Further, these interests require that work performed for Amex is neither influenced, nor perceived to be influenced, by an employee's security positions or the location of his accounts. It constitutes a conflict of interest for any employee to participate in an examination, investigation, disciplinary action, listing decision, or other regulatory matter (e.g., advertising reviews, trading halts) related to the issuer of any security (including mutual funds) in which he maintains an ownership interest, controls trading, or has a financial interest.

C.  DISCLOSURE OF SECURITY ACCOUNTS, POSITIONS, AND TRANSACTIONS

To help ensure the interests of Amex are not compromised, each employee is required to disclose the security accounts, positions, and transactions described below. Disclosure is to be made as specified by the "Amex Code of
Conduct General Procedures."

1. All security accounts established by the employee.

2. All security accounts in which an employee has a financial interest, including but not limited to, investment clubs, joint accounts, trusts, and private corporations controlled by the employee. Employees are presumed to have a financial interest in the accounts of a spouse who lives with the employee.
This presumption may be rebutted if the employee demonstrates the contrary by clear and convincing evidence; the determination of whether an employee has satisfied this burden will be made by the General Counsel of Amex, and will be final and binding on the employee.

3. All security accounts in which an employee may effect transactions either directly or indirectly, including transactions effected for the accounts of other persons under a power of attorney or otherwise. Employees are presumed to control trading in the accounts of any child under the age of 18 who lives with the employee. This presumption may be rebutted if the employee demonstrates the contrary by clear and convincing evidence; the determination of whether an employee has satisfied this burden will be made by the General Counsel of Amex, and will be final and binding on

the employee.

4. All security positions held outside a brokerage account that the employee directly or indirectly controls or in which he has a financial interest.
Employees are presumed to control the positions of any child under the age of 18 who lives with the employee, and to have a financial interest in the positions of a spouse who lives with the employee. These presumptions may be rebutted if the employee demonstrates the contrary by clear and convincing evidence; the determination of whether an employee has satisfied this burden will be made by the General Counsel of Amex, and will be final and binding on the employee.
Security positions held outside brokerage accounts include securities held in certificate form, or securities acquired through a dividend reinvestment plan and held in book-entry form by the issuer.

5. All security transactions effected in any security accounts or security positions that are required to be disclosed in Section IX.C.1. through C.4., above.

The disclosures required by Subsection C are not required for:

         1. Mutual fund accounts that are maintained directly with the fund distributors.

         2. Variable annuities sold directly by an insurance company.

         3. Defined contribution savings plans (e.g., Amex Savings Plus Plan, and other 401(k) plans) for which the only investment options are mutual funds or similar pooled funds whose investment decisions the employee cannot control.

         4. Accounts maintained by the U.S. Treasury to enable investors to purchase U.S. Government securities directly from the issuing agency
         (e.g., "Treasury Direct" accounts).

E.  TRADING RESTRICTIONS

It is impermissible for employees, either directly or through security accounts or security positions in which they control trading or have a financial interest, to:

1. Purchase, sell, or recommend the purchase or sale of any security based on non-public information obtained through Amex employment.

2. Purchase or maintain any debt or equity interest in any broker/dealer, which is an Amex member, exchange other than that which employs the employee, contract market other than that which employs the employee, regulatory client of Amex, alternative trading system, or electronic communications network.

3. Purchase or maintain any debt or equity interest in any entity which derives more than 25% of its gross revenues (based upon the most recent consolidated audited annual financial statements) from the combined broker/dealer activities of all of its subsidiaries and affiliates. For purposes of this subsection, the term "broker/dealer activities" includes the operation of a security exchange, contract market, alternative trading system, or electronic communications network.

4. If an ownership interest that is impermissible under Sections IX.E.2 or
IX.E.3 results

from a spin-off, merger, other business reorganization, or change in business activities, the employee is required to dispose of the impermissible security within 90 calendar days of the date on which Amex added the security to the
Prohibited Company List and notified employees that the Prohibited Company List had been updated. If an impermissible interest results from life events such as inheritance or marriage, the employee is required to dispose of the interest within 90 calendar days of acquiring the interest. If an impermissible interest arises from an employee's receiving authority to execute transactions in an account, the employee is required to dispose of the security within 90 calendar days of acquiring trading authority.

5. Knowingly purchase or sell a security at a price, commission, or mark-up
(down) that is more favorable than the price, commission, or mark-up (down)
afforded a similarly situated member of the general public in the normal course of business.

6. Purchase any security during its initial public offering or distribution.
This prohibition does not apply to:

         a. offerings of open-end mutual funds, unit investment trusts, U.S.
            government securities, municipal debt securities, or variable contracts; and

         b. rights offerings, or securities issued as a result of spin-offs, mergers, and other business reorganizations if both of the following conditions are met:

                  i.  an interest in the issuing entity (or its predecessor) was owned prior to the public announcement of the offering or
                      reorganization; and

                  ii. new securities are acquired in a percentage amount that is equal to or less than the interest that existed at the
                      time the offering or distribution was announced.

F.  ADDITIONAL TRADING RESTRICTIONS APPLICABLE TO CERTAIN EMPLOYEES

All employees are subject to the federal securities laws, which prohibit insider trading. It is thus unlawful for any employee to trade on material non-public information. Employees who work in certain departments that regularly receive market-sensitive information are subject to additional trading restrictions.
These additional restrictions apply to otherwise lawful transactions.

Employees who work in specified departments (specified in the Code of Conduct
Interpretations, Section IX) are required to hold securities for 90 days. The holding period applies to employees' own security accounts and positions, and to security accounts and positions in which they control trading or have a financial interest. During the holding period, an employee may not sell, purchase, exercise or otherwise dispose of his interest in a security, whether directly or indirectly (e.g., through the use of an offsetting derivative position).

In addition, employees who work in the above-described departments (specified in the Code of Conduct Interpretations, Section IX) are prohibited from directly or indirectly maintaining a net short position in certain securities that are traded on markets operated by Amex without the prior written approval of his
Executive Vice President or highest ranking officer in his department. The net-short prohibition applies to employees' own

security accounts and positions, and to security accounts and positions in which they control trading or have a financial interest. This prohibition applies to
Amex-listed securities enumerated in the Code of Conduct Interpretations,
Section IX, and to derivatives of those securities.

Further, employees who have futures-related regulatory responsibilities may be subject to rules of the Commodity Futures Trading Commission and/or individual contract markets that limit, or completely prohibit, futures trading. The applicability of these rules is discussed in the Code of Conduct
Interpretations, Section IX.

G.  LIQUIDATION OF PROHIBITED INVESTMENTS

Except as provided by Section IX.E.4, if an employee acquires, controls, or derives a financial benefit from a security position that is prohibited by the
Code of Conduct, Amex will require the security position to be immediately liquidated. The employee will be responsible for any losses that result from such disposition, and will be required to forfeit any resulting profits to the
Amex. If warranted by the facts and circumstances surrounding a violation, additional disciplinary actions may be imposed against the employee, including immediate termination of employment.

If at the time of hire an employee, or an account in which he controls trading or has a financial interest, holds a security that is prohibited by the Code of
Conduct, it is the employee's responsibility to liquidate the holding immediately. If a new employee believes that immediate liquidation would cause an undue hardship under his circumstances, it is the employee's responsibility to promptly seek a waiver from his Executive Vice President or highest ranking officer in his department.

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                  X. BUSINESS GIFTS, GRATUITIES, AND COURTESIES

A.  RELEVANT DEFINITIONS

Business courtesy means an item provided in conjunction with, and incidental to, a meeting, seminar, or conference that an Amex Associated Person attends for the purpose of conducting Amex business with the approval of his Department Director
(or next higher level officer).

Business gift means any item that is received from any Amex member, Amex issuer, or any person with whom Amex transacts business.

Business gratuity means any favor or item received from any Amex member, Amex issuer, or any person with whom Amex transacts business in return for a specific service.

B. GENERAL PROVISIONS

1. Unsolicited non-cash business gifts or courtesies may be accepted only if the
Amex Associated Person will not appear to be improperly influenced. Business gifts received may not exceed $100 in aggregate value from any person during a calendar year. Amex Associated Persons must report business gifts and courtesies they accept, as specified in the "Amex Code of Conduct General Procedures."

2. When conducting Amex business, Amex Associated Persons generally should pay for incidental business expenses (e.g., meals) and obtain reimbursement through the submission of a Travel and Entertainment Form to the Amex Finance
Department. In some situations, it may not be possible or practical for an Amex
Associated Person to pay for his own expenses, and the person with whom Amex is conducting business may pay for these items. In such circumstances, the Amex
Associated Person is required to report the estimated value of the expenses paid by the third party as a business courtesy. Reporting is performed as specified in the "Amex Code of Conduct General Procedures." Any business courtesies accepted must be in furtherance of Amex business and, when reported, the business purpose must be specified.

C. SPECIFIC PROHIBITIONS

With respect to any Amex member, Amex issuer, or any person with whom Amex transacts business, Amex Associated Persons and members of their immediate families are prohibited from directly or indirectly:

1. Soliciting any business gift, gratuity, or courtesy.

2. Accepting any business gratuity.

3. Accepting any business gift or courtesy consisting of cash, cash equivalents
(e.g., gift certificates), securities, or loans.

4. Accepting non-cash business gifts with an aggregate value in excess of $100 from any person per calendar year.

5. Accepting any business gift of tickets to a concert, theatrical performance, sporting event, or similar function.

6. Accepting any business gift or courtesy (e.g., lunch, dinner, transportation, etc.) from any person or entity that is the subject of an investigative, adjudicatory, or disciplinary function in which the Amex Associated Person is involved.

7. Accepting any business gift or courtesy (e.g., lunch, dinner, transportation, etc.) from an attorney or party to an arbitration, mediation, or other dispute-resolution proceeding in which an Amex Associated Person is involved.

D. The provisions of Subsections B and C, above, do not apply if:

1. Circumstances make it clear that a personal or family relationship, rather than a business relationship, is the motivating factor behind a gift to an Amex
Associated Person or a member of an Amex Associated Person's immediate family.

2. A business gift, gratuity, or courtesy was received by a member of the Amex
Associated Person's immediate family in connection with that family member's employment or professional standing.

3. A discount or other promotional benefit is available to all Amex Associated
Persons through an Amex-sanctioned arrangement.

E. DISPOSITION OF IMPERMISSIBLE BUSINESS GIFTS, GRATUITIES, AND COURTESIES

If an Amex Associated Person or a member of his immediate family accepts a business gift, courtesy, or gratuity that is prohibited by the Code of Conduct or which, in fact or appearance, may improperly influence the Amex Associated
Person in the performance of his duties, the Amex Associated Person's Department
Director (or next higher level officer) may require the business gift, courtesy, or gratuity to be returned (or otherwise disposed of), or require the Amex
Associated Person to reimburse the donor for the cost of the item. If warranted by the circumstances, additional disciplinary actions may be imposed, up to or including immediate termination of employment.

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                 XI. CODE OF CONDUCT ENFORCEMENT AND DISCIPLINE

A.  REPORTING MISCONDUCT; INVESTIGATIONS

Amex Associated Persons who become aware of unreported or undisclosed suspected violations of the Code of Conduct by other Amex Associated Persons are expected to report such violations. Reporting procedures are described in the Code of
Conduct General Procedures, Section XI and the Procedures for Handling
Complaints Regarding Accounting, Internal Accounting Controls, or Audit Matters.
Amex Associated Persons who report conduct they reasonably believe constitutes violations will be protected from retaliation, discrimination, and harassment for having filed such a report. In addition, such Amex Associated Persons will be provided with confidentiality to the extent possible. Failure to report violations may subject the non-reporting Amex Associated Person to disciplinary action.

When suspected violations are reported or discovered, an investigation will be conducted, and findings reported to appropriate management. Investigatory procedures are described in Code of Conduct General Procedures, Section XI and
Procedures for Handling Complaints Regarding Accounting, Internal Accounting
Controls, or Audit Matters. Amex Associated Persons are expected to cooperate fully with any investigation of possible violations of the Code of Conduct.
Failure to do so will be considered a violation of the Code of Conduct and may subject the noncooperating Amex Associated Person to disciplinary action.

B.  DISCIPLINE

In the event that an Amex Associated Person is found to have violated the Code of Conduct, management will impose appropriate sanctions. In assessing sanctions, the Amex aims to treat all Amex Associated Persons fairly and consistently. To achieve these goals with respect to disciplinary actions imposed for Code of Conduct violations, management must consult with the Amex
Office of General Counsel whenever an Amex Associated Person has violated the
Code of Conduct. The Office of General Counsel will advise management regarding past disciplinary actions that have been imposed under similar circumstances. If management proposes an action that is inconsistent with precedent or appears inappropriate, Office of General Counsel may require that more senior management agree with the proposed action.

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                              XII. INTERPRETATIONS

The Amex Office of General Counsel is responsible for providing interpretations of the Code of Conduct. Amex Associated Persons may contact the Office of
General Counsel either directly, or through their Department Director (or next higher level officer), as specified in the Code of Conduct General Procedures.

Interpretive advice will be provided either orally or in writing, as deemed appropriate by the Amex Office of General Counsel. The Office of General Counsel
may publish interpretations of general interest on AmexCentral, and such published interpretations are binding upon Amex Associated Persons in the same manner as the Code of Conduct. Published interpretations become effective and binding upon their posting on AmexCentral with notice to Amex Associated
Persons. The effective date will be noted for interpretations posted after
January 1, 2005; if no effective date is indicated, an interpretation was effective January 1, 2005, when the Amex Code of Conduct became effective.

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                               XIII. AVAILABILITY

The Amex Code of Conduct, and interpretations and procedures issued thereunder will be maintained in electronic form on AmexCentral. Amendments to these materials will be posted from time to time as deemed necessary by the Amex
General Counsel.

The Amex Code of Conduct will be provided to Amex Associated Persons in printed form once each year. However, Code of Conduct interpretations and procedures will not be maintained in printed form. Therefore, Amex Associated Persons should use AmexCentral to ensure they are referencing the most current version of the Code, interpretations, and procedures.

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                                XIV. DEFINITIONS

For purposes of the Code of Conduct the following terms shall have the following meanings:

AMEX means the American Stock Exchange LLC, and all of its subsidiary or affiliated companies.

AMEX MEMBER means any broker/dealer that has been admitted to, or applied for, membership in the Amex. As used in the Code of Conduct, the term shall also include any natural person associated with such a company.

AMEX ASSOCIATED PERSON means employees, officers, governors and committee members of Amex.

BROKER/DEALER means any entity or person registered as a "broker" or "dealer,"
as those terms are defined in the Securities Exchange Act of 1934.

BUSINESS COURTESY means an item provided in conjunction with, and incidental to, a meeting, seminar or conference that an Amex Associated Person attends for the purpose of conducting Amex business with the approval of his Department Director
(or next higher level officer).

BUSINESS GIFT means any item that is received from any Amex member, Amex issuer, or any person with whom Amex transacts business.

BUSINESS GRATUITY means any favor or item that is received from any Amex member,
Amex issuer, or any person with whom Amex transacts business in return for a specific service.

DEPARTMENT DIRECTOR means a person with direct responsibility for the overall operation of a Department, regardless of the person's title. Typically these persons will be a Director, Vice President, or Senior Vice President.

DEPARTMENT DIRECTOR (OR NEXT HIGHER LEVEL OFFICER) means that an Amex Associated
Person who is a Department Director (or higher) must notify or get approval from the person to whom he reports. Typically, this will require Department Directors to go to their Vice President; Vice Presidents to go to their Senior Vice
President; and Senior Vice Presidents to go to their Executive Vice President.
For Amex Associated Persons at or above the Executive Vice President level, disclosures must be made to (or approvals received from) the General Counsel of the Amex.

GOVERNOR means an individual elected to the Amex Board of Governors.

IMMEDIATE FAMILY means an Amex Associated Person's parents, siblings, spouse, children, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law or daughter-in-law. The term also includes any other person who is supported, directly or

indirectly, to a material extent by the Amex Associated Person.

ISSUER means any company that is listed, or has applied for listing, on any market or market system operated by the Amex. As used in the Code of Conduct, the term shall also include any natural person employed by such a company.

SECURITY ACCOUNT means any account maintained with a broker/dealer or commodity futures merchant.

SECURITY POSITION means any debt or equity security, option, or other derivative product.

SECURITY TRANSACTION means: 1) any transaction in a security account; or 2) the creation, modification, or termination of a security position.

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